Exhibit 15.1

KPMG Auditores Independentes Ltda.

Rua Verbo Divino, 1400, Conjunto Térreo ao 801 - Parte,

Chácara Santo Antônio, CEP 04719-911, São Paulo - SP

Caixa Postal 79518 - CEP 04707-970 - São Paulo - SP - Brasil

Telefone +55 (11) 3940-1500

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 07, 2025, with respect to the consolidated financial statements of BRBI BR Partners S.A. (formerly known as “BR Advisory Partners Participações S.A.”), included herein.

KPMG Auditores Independentes Ltda.

São Paulo – SP – Brazil

July 21, 2025

KPMG Auditores Independentes Ltda., uma sociedade simples brasileira, de responsabilidade limitada e firma-membro da organização global KPMG de firmas-membro independentes licenciadas da KPMG International Limited, uma empresa inglesa privada de responsabilidade limitada.	KPMG Auditores Independentes Ltda., a Brazilian limited liability company and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.